Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2005 RESULTS

Alliant Energy also updates 2005 earnings guidance for earnings from continuing operations

MADISON, Wis. – November 4, 2005 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the third quarter of 2005 of $99.6 million and $0.85, respectively, compared to $92.4 million and $0.80 for the same period in 2004. Alliant Energy’s net income and EPS for the third quarter of 2005 were $112.5 million and $0.96, respectively, compared to $81.8 million and $0.71 for the same period in 2004.

The 2005 third quarter income from continuing operations included a previously announced pre-tax, non-cash asset valuation charge within Alliant Energy’s non-regulated businesses of $40 million (after-tax charge of $23 million, or $0.20 per share) related to the company’s Brazil investments. The third quarter 2005 and 2004 results included charges related to debt reductions within Alliant Energy’s non-regulated businesses of $0.15 and $0.01 per share, respectively.

Excluding the Brazil and debt charges, Alliant Energy’s earnings from continuing operations for the third quarter of 2005 would have been $1.20 per share compared to $0.81 per share in the same period in 2004. Additional details regarding Alliant Energy’s third quarter unaudited earnings are as follows (net income in millions; totals may not foot due to rounding):

	2005		2004
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Domestic utility	$113.1	$0.97	$91.1	$0.79
Non-regulated (excluding Brazil and debt charges) *	24.7	0.20	(6.3)	(0.06)
Parent (primarily taxes, interest and A&G)	3.1	0.03	9.0	0.08
Total excluding Brazil and debt charges	140.9	1.20	93.8	0.81
Non-regulated (Brazil) asset valuation charge *	(23.3)	(0.20)	-	-
Non-regulated charges related to debt reductions *	(18.0)	(0.15)	(1.4)	(0.01)
Total earnings from continuing operations *	99.6	0.85	92.4	0.80
Income (loss) from discontinued operations **	12.9	0.11	(10.6)	(0.09)
Net income	$112.5	$0.96	$81.8	$0.71

* The total loss from continuing operations for the non-regulated businesses in the third quarter of 2005 and 2004 was ($16.6) million, or ($0.15) per share, and ($7.7) million, or ($0.07) per share, respectively.

** Alliant Energy has classified its non-regulated China, Mexico, oil and gas gathering pipeline systems, gas marketing, energy management services and energy services businesses as well as its biomass facility as discontinued operations for all periods presented. The gas marketing and energy management services businesses were sold in 2004, the energy services business and biomass facility were sold in the second quarter of 2005 and one of ten China generating facilities was sold in the third quarter of 2005. The third quarter of 2005 results include the reversal of $0.11 per share of valuation charges recorded in the second quarter of 2005 related to Alliant Energy’s China investments based upon the receipt of updated market information.

The higher earnings from Alliant Energy’s core domestic utility business were largely due to higher electric margins. The improved results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the Brazil asset valuation charge and charges related to debt reductions, were largely due to improved results from its Brazil, New Zealand and other non-regulated businesses, income tax adjustments and lower interest and operating expenses.

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

“Although our utility earnings were up for the quarter, the recent significant increases we are seeing in fuel and purchased power costs are continuing to present challenges to both our shareowners and our customers,” said William D. Harvey, Alliant Energy’s President and CEO. “While we continue to seek timely recovery of these costs through the regulatory process, we also remain focused on our continued cost controls, operational efficiencies and reliability. On the non-regulated side, we continue making great progress in streamlining our portfolio and we expect to retire at least $379 million of non-regulated parent debt in 2005. All in all, good progress made on what we said we were going to do.”

A summary of Alliant Energy’s EPS from continuing operations for the third quarter is as follows (totals may not foot due to rounding):

	2005	2004	Variance
Domestic utility operations:
Electric margins (excl. KNPP capacity expense of $0.08 in ‘05) *			$0.15
Gas margins *			0.02
Other operating expenses (excl. net KNPP expense of $0.07) *			0.02
Dilutive effect of additional shares outstanding			(0.02)
Other *			0.01
Total domestic utility operations	$0.97	$0.79	0.18

Non-regulated operations (excluding Brazil and debt charges):
International - **
Brazil (excluding asset valuation charge) * / **	0.04	(0.06)	0.10
New Zealand and other *	0.03	0.01	0.02
Non-regulated Generation *	-	-	-
Other Non-regulated Investments *	0.04	0.02	0.02
Other (taxes, interest and A&G; excluding debt charges) *	0.09	(0.03)	0.12
Total non-reg. operations (excl. Brazil and debt charges)	0.20	(0.06)	0.26

Parent company (taxes, interest, A&G and dilution)	0.03	0.08	(0.05)

Total excluding Brazil and debt charges	1.20	0.81	0.39

Brazil asset valuation charge **	(0.20)	-	(0.20)

Charges related to non-regulated debt reductions	(0.15)	(0.01)	(0.14)

Earnings per share from continuing operations	$0.85	$0.80	$0.05

* The 2005 and 2004 EPS amounts have been computed based on the average shares outstanding in the third quarter of 2004 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item if it is material for the domestic utility or non-regulated operations.

** The total loss from continuing operations in the third quarter of 2005 and 2004 for Alliant Energy’s Brazil investments was ($0.16) and ($0.06) per share, respectively.

Continuing Operations - Domestic Utility Operations

The higher electric utility margins resulted from the impact of warmer weather in the third quarter of 2005, the effect of various rate increases implemented in 2005 and 2004 and continued customer growth in Alliant Energy’s service territory. These items were partially offset by higher than anticipated fuel and purchased power energy expenses at Wisconsin Power and Light Company (WP&L) and a 2% decrease in industrial sales, largely due to several large customers being down for maintenance outages in the third quarter of 2005.

Alliant Energy experienced a significant increase in fuel and purchased power energy expenses in the third quarter of 2005, due to a continued escalation in natural gas costs and higher coal transportation costs. WP&L is pursuing available means for recovering these cost

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

increases. In early August, WP&L received approval from the Public Service Commission of Wisconsin (PSCW) to defer incremental fuel-related cost increases resulting from coal supply constraints in the Powder River Basin. In early October, WP&L also received PSCW approval for an interim fuel-related annual rate increase of $41 million. On November 3rd, WP&L filed with the PSCW to revise its fuel-related case to recover an additional $55 million of annual incremental expenses. WP&L has requested the PSCW to expedite the process to implement these new rates as soon as possible.

Alliant Energy estimates the impact of warmer (milder) than normal weather conditions in the third quarter of 2005 and 2004 had an impact on Alliant Energy’s electric margins of approximately $0.04 and ($0.12) per share, respectively.

Alliant Energy completed the sale of its interest in the Kewaunee Nuclear Power Plant (KNPP) during the first week of July 2005. Therefore, Alliant Energy’s share of the expenses related to KNPP for the third quarter of 2005 was primarily reflected in electric margins (as purchased power capacity expenses) versus other operating expenses in 2004. The net variance in such expenses between years was insignificant. Excluding the KNPP operating expenses, other operating expenses were down slightly in the third quarter of 2005 compared to the same period in 2004 as lower electric transmission and distribution and incentive-related compensation expenses were partially offset by increased depreciation and property tax expenses.

Continuing Operations - Non-regulated Operations

The results from Alliant Energy’s Brazil investments, excluding the asset valuation charge and including allocated debt capital and overhead charges, improved by $0.10 per share in the third quarter of 2005 compared to the same period in 2004. The increase was primarily due to the impact of rate increases implemented at the Brazilian operating companies, a lower effective income tax rate, the receipt of a regulatory order related to the recovery of certain purchased power costs incurred earlier in 2005 and lower bad-debt expense. These items were partially offset by higher interest and other operating expenses.

Alliant Energy recorded a pre-tax, non-cash asset valuation charge related to its Brazil investments of $40 million (after-tax charge of $23 million, or $0.20 per share) in the third quarter of 2005. The charge reduced the local currency carrying amount of Alliant Energy’s investments in Brazil to their estimated local currency fair value. Alliant Energy estimated the fair value of its Brazil investments by using a combination of market value indicators and the expected discounted future U.S. dollar cash flows converted to local currencies at the September 30, 2005 foreign currency exchange rate. The decline in fair value resulted primarily from the consideration of updated market and other information Alliant Energy received from its financial advisor and its Brazilian partners, including the impact on the anticipated future cash flows to be generated by the company’s Brazil investments of increasing debt levels, changes in inflation assumptions and the spread between the foreign currency exchange rate at the end of the third quarter and both past and projected future rates.

The “Other” non-regulated results included approximately $0.05 per share of income in the third quarter of 2005 related to an adjustment of a deferred income tax asset valuation allowance resulting from a change in Alliant Energy’s anticipated ability to utilize capital losses prior to their expiration.

Alliant Energy retired an additional $204 million of senior notes at its non-regulated parent company in the third quarter of 2005 and incurred $0.15 per share of charges for debt repayment premiums and the unamortized debt expenses.

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

Discontinued Operations

Alliant Energy reclassified the results of its Mexico (Laguna del Mar) investment from continuing operations to discontinued operations in the third quarter of 2005. The historical results for this investment are as follows:

	Q3 2005	Q2 2005	Q1 2005	Q4 2004	Q3 2004	Q2 2004	Q1 2004
EPS	($0.02)	($0.01)	($0.01)	($0.01)	($0.01)	($0.01)	($0.01)

Alliant Energy completed the divestiture of one of its ten generating facilities in China in the third quarter of 2005. The company has also negotiated agreements for the divestiture of three other facilities and has received bids for five other facilities that are being sold as a portfolio. Alliant Energy continues to explore its alternatives regarding the divestiture of the one other facility. As a result of this updated market information, in the third quarter of 2005 Alliant Energy reversed a portion of the asset valuation charges recorded in the second quarter of 2005 related to its China business (income of approximately $0.11 per share).

2005 Guidance

Alliant Energy has updated its 2005 guidance for earnings from continuing operations to $1.10-1.30 per share as a result of various factors including, but not limited to, the following:

•

Reflecting the non-cash asset valuation charge the company recorded related to its Brazil investments in the third quarter of 2005, which is a component of the company’s earnings from continuing operations

•

Updating assumptions regarding the amount of non-regulated debt Alliant Energy expects to retire early in 2005, and the estimated premiums it expects to pay to execute such transactions, as part of its ongoing debt reduction program. Alliant Energy issued an irrevocable notice to redeem an additional $75 million of non-regulated senior notes in the fourth quarter of 2005

•	Reflecting approximately $0.15 per share of income Alliant Energy has realized to-date in 2005 within its non-regulated businesses related to non-recurring income tax adjustments

Alliant Energy has updated its guidance for earnings from continuing operations as follows:

	Current Guidance	Prior Guidance
Domestic utility business	$1.90-2.05	$1.85-2.05
Non-regulated business, excluding debt
repayment premiums and Brazil non-cash
asset valuation charges:
International (Brazil and New Zealand) *	($0.10)-0.05	($0.15)-0.00
Transportation, RMT, Non-regulated	$0.15-0.30	$0.05-0.20
Generation, Synfuel and Other (includes
non-recurring tax adjustments income of
$0.15 per share)
Alliant Energy, excluding debt repayment	$2.05-2.25	$1.90-2.10
premiums and Brazil non-cash asset valuation
charges
Debt repayment premiums	($0.28)-(0.30)	($0.20)-(0.30)
Brazil non-cash asset valuation charges	($0.68)	($0.48)
through Q3 2005 *
Alliant Energy, including debt repayment	$1.10-1.30	$1.10-1.35
premiums and Brazil non-cash asset valuation
charges
* The total guidance for earnings from continuing operations for International is ($0.78)-($0.63) per share

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

The guidance does not include any additional potential asset valuation charges that Alliant Energy may incur in the fourth quarter of 2005, the impact of certain non-cash mark-to-market adjustments, the impact of any future adjustments made to Alliant Energy’s deferred tax asset valuation allowances or the impact of any cumulative effects of changes in accounting principles. Finally, the guidance also assumes that no additional businesses will be classified as “discontinued operations” in 2005.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its domestic and international utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•

Ability of its domestic and international utility subsidiaries to recover their operating costs, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs in a timely manner

•	Results of its International investments
•	Stable foreign exchange rates
•	No additional material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments

•	Other stable business conditions, including an improving economy
•	The amount of premiums incurred in connection with Alliant Energy’s planned debt reductions
•	Ability to utilize any tax capital losses generated to-date and those that may be generated in the future
•	Ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows

Earnings Conference Call

A conference call to review the 2005 third quarter earnings and other issues is scheduled for Friday, November 4 at 9:00 a.m. central time. Alliant Energy President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through November 11, 2005, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #1144985. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

---

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider that serves more than three million customers across its various service territories.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: the factors listed in the “2005 Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of the Energy Policy Act and other energy-related legislation in Congress and federal tax legislation; the ability to obtain

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the supply of fuel and purchased electricity and price thereof, including the ability to timely recover purchased power and fuel costs through domestic and international rates; issues related to electric transmission, including operating in the new MISO energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and federal legislation and regulation affecting such transmission; risks related to the operations of Alliant Energy’s Duane Arnold nuclear facility and unanticipated issues and opposition relating to the anticipated sale of Alliant Energy’s interest in such facility; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including its ability to complete its proposed divestitures of various businesses and investments, including China and Mexico, on a timely basis and for anticipated proceeds; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; and inflation rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2005 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(dollars in millions, except per share amounts)
Operating revenues:
Domestic utility:
Electric	$709.5	$583.3	$1,749.6	$1,519.8
Gas	89.2	54.2	426.8	382.0
Other	18.3	23.2	57.0	60.3
Non-regulated	57.2	32.9	139.4	100.4
	874.2	693.6	2,372.8	2,062.5

Operating expenses:
Domestic utility:
Electric production fuel and purchased power	307.8	195.2	759.9	565.5
Cost of gas sold	60.1	29.0	297.0	262.1
Other operation and maintenance	150.9	171.0	502.6	513.1
Non-regulated operation and maintenance	50.3	28.8	126.6	90.9
Depreciation and amortization	80.4	79.2	241.7	236.6
Taxes other than income taxes	25.4	24.0	75.1	75.6
	674.9	527.2	2,002.9	1,743.8

Operating income	199.3	166.4	369.9	318.7

Interest expense and other:
Interest expense	44.2	45.5	132.4	131.5
Loss on early extinguishment of debt	29.1	2.3	45.1	7.7
Equity income from unconsolidated investments	(15.0)	(4.6)	(33.6)	(26.5)
Asset valuation charges - Brazil investments	39.9	--	136.1	--
Allowance for funds used during construction	(2.8)	(3.2)	(8.2)	(16.0)
Preferred dividend requirements of subsidiaries	4.6	4.6	14.0	14.0
Interest income and other	(10.2)	(8.5)	(27.7)	(23.4)
	89.8	36.1	258.1	87.3

Income from continuing operations before income taxes	109.5	130.3	111.8	231.4

Income tax expense (benefit)	9.9	37.9	(5.8)	70.6

Income from continuing operations	99.6	92.4	117.6	160.8

Income (loss) from discontinued operations, net of tax	12.9	(10.6)	(61.4)	(58.0)

Net income	$112.5	$81.8	$56.2	$102.8

Average number of common shares outstanding (basic) (000s)	116,639	114,246	116,318	112,493

Earnings per average common share (basic):
Income from continuing operations	$0.85	$0.81	$1.01	$1.43
Income (loss) from discontinued operations	0.11	(0.09)	(0.53)	(0.52)
Net income	$0.96	$0.72	$0.48	$0.91

Average number of common shares outstanding (diluted) (000s)	117,034	114,703	116,678	112,921

Earnings per average common share (diluted):
Income from continuing operations	$0.85	$0.80	$1.01	$1.42
Income (loss) from discontinued operations	0.11	(0.09)	(0.53)	(0.51)
Net income	$0.96	$0.71	$0.48	$0.91

Dividends declared per common share	$0.2625	$0.25	$0.7875	$0.75

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
ASSETS	2005	2004
	(in millions)
Property, plant and equipment:
Domestic utility:
Electric plant in service	$6,394.1	$6,125.6
Gas plant in service	675.7	649.2
Other plant in service	544.4	526.4
Accumulated depreciation	(3,144.7)	(2,991.6)
Net plant	4,469.5	4,309.6
Construction work in progress	137.9	167.0
Other, less accumulated depreciation (accum. depr.)	47.5	52.4
Total domestic utility	4,654.9	4,529.0
Non-regulated and other:
Non-regulated Generation, less accum. depr.	282.9	266.2
Other Non-regulated Investments, less accum. depr.	59.5	62.0
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	55.2	65.2
Total non-regulated and other	397.6	393.4
	5,052.5	4,922.4

Current assets:
Cash and temporary cash investments	140.0	202.4
Restricted cash	12.4	13.2
Accounts receivable:
Customer, less allowance for doubtful accounts	156.3	128.0
Unbilled utility revenues	100.5	138.1
Other, less allowance for doubtful accounts	51.2	59.4
Income tax refunds receivable	2.9	16.2
Production fuel, at average cost	56.5	42.4
Materials and supplies, at average cost	49.8	55.1
Gas stored underground, at average cost	77.2	64.9
Regulatory assets	84.8	61.7
Prepaid gross receipts tax	23.3	33.3
Derivative assets	37.6	5.3
Assets held for sale	425.1	845.1
Other	35.1	33.0
	1,252.7	1,698.1

Investments:
Investments in unconsolidated foreign entities	388.3	442.3
Nuclear decommissioning trust funds	206.1	242.2
Investment in American Transmission Company LLC and other	250.4	251.4
	844.8	935.9

Other assets:
Regulatory assets	457.4	410.5
Deferred charges and other	279.0	308.3
	736.4	718.8

Total assets	$7,886.4	$8,275.2

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	September 30,	December 31,
CAPITALIZATION AND LIABILITIES	2005	2004
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 116,844,536 and 115,741,816 shares	$1.2	$1.2
Additional paid-in capital	1,787.3	1,762.1
Retained earnings	836.8	871.9
Accumulated other comprehensive loss	(62.7)	(67.1)
Shares in deferred compensation trust - 254,358 and 246,572 shares
at an average cost of $27.41 and $27.36 per share	(7.0)	(6.7)
Total common equity	2,555.6	2,561.4

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	2,137.3	2,289.4
	4,936.7	5,094.6

Current liabilities:
Current maturities	10.8	96.5
Variable rate demand bonds	39.1	39.1
Commercial paper	68.0	83.0
Capital lease obligations	45.1	13.7
Accounts payable	261.1	264.2
Regulatory liabilities	115.2	27.6
Accrued interest	35.3	45.4
Accrued payroll and vacation	38.2	33.8
Accrued taxes	104.1	101.3
Derivative liabilities	38.2	10.6
Liabilities held for sale	154.1	343.4
Other	55.9	80.2
	965.1	1,138.8

Other long-term liabilities and deferred credits:
Deferred income taxes	766.6	775.5
Deferred investment tax credits	39.9	44.0
Regulatory liabilities	603.6	649.8
Pension and other benefit obligations	208.7	185.8
Asset retirement obligations	177.4	169.3
Capital lease obligations	27.8	63.3
Other	156.0	149.3
	1,980.0	2,037.0

Minority interest	4.6	4.8

Total capitalization and liabilities	$7,886.4	$8,275.2

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$56.2	$102.8
Adjustments to reconcile net income to net cash flows from operating activities:
Loss from discontinued operations, net of tax	61.4	58.0
Distributions from discontinued operations	33.9	19.0
Depreciation and amortization	241.7	236.6
Other amortizations	44.0	50.1
Deferred tax expense (benefit) and investment tax credits	(36.9)	53.5
Equity income from unconsolidated investments, net	(33.6)	(26.5)
Distributions from equity method investments	23.5	25.1
Loss on early extinguishment of debt	45.1	7.7
Non-cash valuation charges	139.5	1.1
Other	(12.5)	(13.0)
Other changes in assets and liabilities:
Accounts receivable	17.5	60.7
Sale of utility accounts receivable	--	(125.0)
Income tax refunds receivable	13.3	(19.1)
Production fuel	(14.1)	(3.7)
Gas stored underground	(12.3)	(18.1)
Deferrals related to Kewaunee outage and coal conservation efforts	(27.4)	--
Accounts payable	21.1	(28.8)
Accrued interest	(10.1)	1.1
Benefit obligations and other	(40.1)	(54.8)
Net cash flows from operating activities	510.2	326.7

Cash flows used for investing activities:
Construction and acquisition expenditures:
Domestic utility business	(305.7)	(382.3)
Non-regulated businesses	(50.9)	(39.2)
Alliant Energy Corporate Services, Inc. and other	(6.2)	(11.5)
Proceeds from asset sales	121.5	4.6
Proceeds from liquidation of nuclear decommissioning trust funds	60.0	-
Other	(7.6)	(25.6)
Net cash flows used for investing activities	(188.9)	(454.0)

Cash flows from (used for) financing activities:
Common stock dividends	(91.3)	(83.7)
Proceeds from issuance of common stock	24.0	109.2
Proceeds from issuance long-term debt	255.8	225.2
Reductions in long-term debt	(492.3)	(100.9)
Net change in commercial paper	(15.0)	(86.5)
Net change in loans with discontinued operations	(12.1)	30.1
Debt repayment premiums	(41.9)	(7.1)
Other	(10.9)	(2.3)
Net cash flows from (used for) financing activities	(383.7)	84.0

Net decrease in cash and temporary cash investments	(62.4)	(43.3)

Cash and temporary cash investments at beginning of period	202.4	179.4

Cash and temporary cash investments at end of period	$140.0	$136.1

Supplemental cash flows information:
Cash paid during the period for:
Interest, net of capitalized interest	$143.4	$131.6
Income taxes, net of refunds	$24.7	$15.8
Noncash investing and financing activities:
Capital lease obligations incurred	$4.1	$13.7

Alliant Energy – Third Quarter 2005 Earnings

November 4, 2005

KEY STATISTICS
	For the Twelve Months
	Ended September 30,
	2005	2004
Operating revenues (millions)	$3,115.1	$2,748.5
Income from continuing operations (millions)	$175.1	$208.3
Net income (millions)	$98.9	$151.4
Average common shares (diluted) (000s)	116,518	112,487
Earnings per share (diluted)	$0.85	$1.35

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Domestic utility electric sales (000s of MWh) -
Residential	2,348	1,945	6,022	5,549
Commercial	1,682	1,528	4,598	4,267
Industrial	3,206	3,273	9,555	9,414
Total from retail customers	7,236	6,746	20,175	19,230
Sales for resale and other	1,433	1,220	4,358	3,996
Total	8,669	7,966	24,533	23,226

Cooling degree days - *
Cedar Rapids (IP&L) (actual/normal)	277/276	85/276	393/377	139/377
Madison (WP&L) (actual/normal)	270/181	102/181	404/241	138/241

* Alliant Energy entered into electric weather swaps to reduce potential volatility on its June-Aug. 2005 margins from the impacts of weather

Domestic utility electric customers (at September 30) -
Residential	847,878	836,680
Commercial	133,438	130,580
Industrial	3,033	2,878
Other	3,351	3,325
Total	987,700	973,463

Domestic utility gas sold and transported (000s of Dth) -
Residential	1,635	1,648	19,240	20,070
Commercial	1,671	1,665	12,599	12,924
Industrial	777	729	2,905	2,985
Transportation and other	15,581	9,890	47,521	33,702
Total	19,664	13,932	82,265	69,681

Heating degree days -
Cedar Rapids (IP&L) (actual/normal)	66/151	141/151	3,896/4,331	4,141/4,331
Madison (WP&L) (actual/normal)	78/227	156/227	4,165/4,785	4,501/4,785

Domestic utility gas customers (at September 30,
excluding transportation/other) -
Residential	367,722	362,786
Commercial	45,668	45,180
Industrial	719	712
Total	414,109	408,678

Actual common shares outstanding
at September 30 (000s)	116,845	115,516

Book value per share at September 30	$21.87	$21.79